SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [_]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement             [_]  Confidential, For Use of the
[X]  Definitive Proxy Statement                   Commission Only (as permitted
[_]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[_]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                           COLUMBIA LABORATORIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


________________________________________________________________________________
1)   Title of each class of securities to which transaction applies:


________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:


________________________________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:


________________________________________________________________________________
5)   Total fee paid:

     [_]  Fee paid previously with preliminary materials:


________________________________________________________________________________

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

          2)   Form, Schedule or Registration Statement No.:

          3)   Filing Party:

          4)   Date Filed:

                           COLUMBIA LABORATORIES, INC.
                            2875 Northeast 191 Street
                             Aventura, Florida 33180
                                 (305) 933-6089

                              ---------------------

                    Notice of Annual Meeting of Stockholders
                           To Be Held On June 2, 1999

                              ---------------------


To the Stockholders of Columbia Laboratories, Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Columbia Laboratories, Inc. (the "Company") will be held at the New York Helmsley Hotel, Murray Hill Room, 212 East 42nd Street, New York, New York at 10:00 A.M. on June 2, 1999 for the following purposes:

     1.  To elect eight directors;

     2. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on April 15, 1998 as the record date for determination of stockholders who will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

                                      By Order of the Board of Directors

                                      /s/ David L. Weinberg

                                      David L. Weinberg
                                      Secretary

April 28, 1999



     IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                           COLUMBIA LABORATORIES, INC.
                            2875 Northeast 191 Street
                             Aventura, Florida 33180

                                   ----------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held On June 2, 1999

                                   ----------


     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Columbia Laboratories, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on June 2, 1999 and at any adjournments thereof ("Annual Meeting"), for the purposes listed in the preceding Notice of Annual Meeting of Stockholders. This Proxy Statement and the accompanying proxy card are being distributed on or about April 28, 1999, to holders of the Company's Common and Preferred Stock entitled to vote at the Annual Meeting.

     A stockholder giving a proxy has the power to revoke it at any time before it is exercised at the Annual Meeting by filing with the Secretary of the Company an instrument revoking it, by delivering a duly executed proxy card bearing a later date, or by appearing at the meeting and voting in person. Shares represented by properly executed proxies will be voted as specified by the stockholder. Unless the stockholder specifies otherwise, such proxies will be voted FOR the election of directors nominated in this Proxy Statement. The mailing address of the Company's principal offices is 2875 Northeast 191 Street, Aventura, Florida 33180.

     In the event that a quorum is present or represented by proxy at the Annual Meeting, but sufficient votes to approve any of the proposals are not received, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of the votes cast. The persons named as proxies will vote those proxies which they are entitled to vote FOR any such proposal in favor of such an adjournment.


                                VOTING SECURITIES

     Only holders of the Company's common stock, par value $.01 per share (the "Common Stock"), Series A Convertible Preferred Stock (the "Series A Preferred Stock") and Series B Convertible Preferred Stock (the "Series B Preferred Stock"), of record as of the close of business on April 15, 1999, are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. Each share of Series A and Series B Preferred Stock is entitled to a number of votes equal to the number of shares of Common Stock into which it is convertible (12.36 for the Series A Preferred Stock and 20.57 for the Series B Preferred Stock). As of the record date, there were 28,684,687 shares of Common Stock outstanding, 923 shares of Series A Preferred Stock outstanding having voting power equal to 11,408 shares of Common Stock and 1,630 shares of Series B Preferred Stock outstanding having voting power equal to 33,529 shares of Common Stock. The holders of a majority of the outstanding shares of Common Stock and shares of Common Stock into which the Series A and Series B Preferred Stock is convertible (collectively, the "Shares") shall constitute a quorum.

     A majority of the votes cast by holders of the Shares is required for approval of the proposals, except with respect to the election of directors in which case a plurality of the votes cast is required to elect a director. Abstentions will have the effect of a vote against a proposal. Broker non-votes will have no effect on the vote.

     On April 15, 1999, the last reported sale price of the Company's Common Stock on the American Stock Exchange was $6.06.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

     At the meeting, eight directors will be elected by the stockholders to serve until the next annual meeting of stockholders or until their successors are elected and qualified. The accompanying form of proxy, when properly executed and returned to the Company, will be voted FOR the election as directors of the eight persons named below, unless the proxy contains contrary instructions. Proxies cannot be voted for a greater number of persons than the number of nominees named in the Proxy Statement. Management has no reason to believe that any of the nominees is unable or unwilling to serve, if elected. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the proxy will be voted for the election of such person or persons as shall be designated by the Board of Directors.

     The Board of Directors held four meetings during the year ended December 31, 1998. The Board of Directors also had two standing committees. The Audit Committee, consisting of Irwin L. Kellner, Ph.d, Jean Carvais, M.D., Lila E. Nachtigall, M.D. and Robert C. Strauss, met twice during the year ended December 31, 1998. The Audit Committee is responsible for recommending to the Board of Directors the engagement of independent certified public accountants, reviewing the scope of, and the budget for, the annual audit and tax return preparation and reviewing the results of the audit engagement, including the financial statements, with the independent certified public accountants. The Compensation/Stock Option Committee, consisting of Drs. Kellner and Nachtigall and Mr. Strauss, met once and acted by unanimous written consent two times during the year ended December 31, 1998. The Compensation/Stock Option Committee is responsible for determining the salaries of senior executives and the granting of options to purchase shares of Common Stock to the Company's employees, directors and consultants. Each of the directors of the Company participated in at least 75% or more of the meetings of the Board of Directors and Committees held during the year ended December 31, 1998 except Dr. Nachtigall who participated in half the Board meetings and Mr. Buoniconti who participated in one-third of the Board meetings. The Company does not have a standing nominating committee.

     Immediately following the stockholders' meeting which took place on January 28, 1999, appointments were made to the two standing committees of the Board of Directors. James J. Apostolakis, Jean Carvais, M.D. and Robert C. Strauss were appointed to the Audit Committee and Jean Carvais, M.D. and Robert C. Strauss were appointed to the Compensation/Stock Option Committee.


Compensation of Directors

     Directors that are not employees of the Company annually receive options to purchase 10,000 shares of Common Stock for serving on the Board of Directors and options to purchase an additional 1,000 shares of Common Stock for each committee served on. No other fees are paid to the non-employee directors. Employee directors receive no additional compensation for serving on the Board of Directors.


Identification of Directors

     The following table sets forth certain information concerning each nominee.

     James J. Apostolakis (Age 56) has been a director and Vice Chairman of the Company since January 1999. Since February of 1998, Mr. Apostiolakis has been a Managing Director at Poseidon Capital Corporation, an investment banking firm. Mr. Apostolakis has also served as President of Lexington Shipping & Trading Corporation, a company engaged in shipping operations, since 1973. From 1989 until 1992, Mr. Apostolakis served as a director on the Board of Directors of Grow Group, a paint and specialty chemicals company. From 1982 to 1988, he served as a director for Macmillan, Inc., a publishing and information services company.

     William J. Bologna (Age 56) has been a director of the Company since inception and was elected Chairman of the Company's Board of Directors in January 1992. From December 1988 to January 1992, Mr. Bologna served as Vice Chairman of the Company's Board of Directors. In addition, from 1980 to 1991, he was Chairman of Bologna & Hackett ("B&H"), an advertising agency specializing in pharmaceutical products which has in the past performed services for various international pharmaceutical companies. B&H ceased operations in May 1991. Prior to 1980, Mr. Bologna was employed by William Douglas McAdams, Inc., a company engaged in the marketing of pharmaceuticals, in a variety of positions, including Senior Vice President. In 1965, Mr. Bologna received his B.S. in Pharmacy from Fordham University. He received an MBA in Finance from Fordham University in 1971.

     Jean Carvais, M.D. (Age 71) has been a director of the Company since October 1996. Since 1984, Dr. Carvais has been an independent consultant in the pharmaceutical industry. Prior to that time, Dr. Carvais was President of The Research Institute of Roger Bellon, S.A., now a division of Rhone-Poulenc Rorer. As such, he was involved in the development of a line of anti-cancer drugs, including Bleomycin and Adriamycin, as well as a new line of antibiotics and quinolones. Following the acquisition of Roger Bellon, S.A., Dr. Carvais became a member of Rhone-Poulenc's central research committee which directs the company's worldwide research and development activities. Dr. Carvais is also a director of Imclone Systems Incorporated.

     Dominique de Ziegler, M.D. (Age 51) has been Vice President-Pharmaceutical Development of the Company since January 1996 and a director since January 1998. Dr. de Ziegler has been employed by the Company since 1992 as Director of Research Development. In addition, from 1988 through 1991, Dr. de Ziegler was an Associate Professor at the Department of Obstetrics and Gynecology, Hospital A. Beclere in Clamart, France. In 1990, Dr. de Ziegler became a Diplomat of the American Board of Obstetrics and Gynecology, Reproductive Endocrinology and Infertility. Dr. de Ziegler is a member of the American Fertility Society, the American Society for Reproductive Endocrinologists, The American Endocrine Society, the Society of Gynecologic Investigation and the Association Francaise pour l'Etude de la Menopause. Dr. de Ziegler has also been a journal editor and an "ad hoc" reviewer for Fertility Sterility, Human Reproduction, The Journal of In Vitro Fertilization and Embryo Transfer, Contraception Fertilite Sexualite and Reproduction Humaine et Hormone.

     Norman M. Meier (Age 60) has been President, Chief Executive Officer and a director of the Company since inception. From 1971 to 1977, Mr. Meier was Vice President of Sales and Marketing for Key Pharmaceuticals, Inc., a company which had been engaged in the marketing and sales of pharmaceuticals until its sale to Schering-Plough Corporation in June 1986. From 1977 until June 1986, Mr. Meier served as a consultant to Key Pharmaceuticals, Inc. In 1960, Mr. Meier received his B.S. in Pharmacy from Columbia University. He received his M.S. in Pharmacy Administration from Long Island University in 1964. Mr. Meier is also a director of Universal Heights, Inc.

     Denis M. O'Donnell, M.D. (Age 45) has been a director of the Company since January 1999. Since 1997, Dr. O'Donnell has been a Managing Director at Seaside Advisors LLC, a small cap investment fund. From 1995 to 1997, Dr. O'Donnell served as President of Novavax, Inc., a pharmaceutical and drug delivery company. From 1991 to 1995, he was Vice President of IGI, Inc., a company engaged in the marketing of human and animal pharmaceuticals. Currently, Dr. O'Donnell holds a position on the Board of Directors and the audit committees of both Novavax, Inc. and ELXSI, Inc., a restaurant and water inspection services company.

     Selwyn Phillip Oskowitz, M.D. (Age 52) has been a director of the Company since January 1999. Since 1993, Dr. Oskowitz has been a clinical professor of obstetrics, gynecology and reproductive biology at Harvard Medical School since 1993. He is a reproductive endocrinologist at, and the Director of, Boston IVF, a fertility clinic with which he has been associated since 1986. Dr. Oskowitz is also the former President of the Boston Fertility Society.

     Robert C. Strauss (Age 57) has been a director of the Company since January 1997. Since December 1997, Mr. Strauss has been the President & Chief Executive Officer of Noven Pharmaceuticals, Inc. Prior to joining Noven, Strauss was President, Chief Executive Officer and Chairman of the Board of Cordis Corporation. In the past he has held senior positions at Ivax Corporation, Touche-Ross & Company and Food Fair, Inc. Mr. Strauss received undergraduate and graduate degrees in physics and serves on the Board of Trustees for the University of Miami. Mr. Strauss holds a position on the Board of Directors of several companies including Noven Pharmaceuticals, Inc., CardioGenesis Corporation, American Bankers Insurance Group and the Florida High Tech and Industry Council. Mr. Strauss also devotes his time to many civic duties, namely, the United Way of Miami-Dade County.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE ABOVE NOMINEES.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of April 15, 1999, certain information concerning ownership of shares of the Common Stock: (i) by persons who are known by the management of the Company to be beneficial owners of more than 5% of the outstanding shares of the Common Stock; (ii) by each director of the Company and each named executive officer; and (iii) by all directors and executive officers of the Company as a group.

        Name of                                     Shares, Nature of Interest
    Beneficial Owner                          and Percentage of Equity Securities(1)
    ----------------                          --------------------------------------
Norman M. Meier (2) ............................   1,887,850               6.3%
William J. Bologna (3) .........................   2,985,310              10.0%
James J. Apostolakis (4) .......................   1,114,078               3.9%
David L. Weinberg (5) ..........................      79,000               *
Dominique de Ziegler (5) .......................     145,000               *
Annick Blondeau (5) ............................     120,000               *
Howard L. Levine (5) ...........................     250,000               *
Jean Carvais (5) ...............................      22,000               *
Denis M. O'Donnell .............................          --               *
Selwyn P. Oskowitz .............................          --               *
Robert C. Strauss (5) ..........................      25,000               *

The James J. Apostolakis Group (6) .............   1,524,900               5.3%
c/o Lexington Shipping and Trading Corp.
950 Third Avenue, 27th Floor
New York, New York 10022

The David M. Knott Group (7) ...................   1,397,828               4.9%
485 Underhill Boulevard, Ste. 205
Syosset, New York 11791-3419

Anthony R. Campbell (8) ........................   1,412,600               4.9%
c/o TC Management
237 Park Avenue, Suite 800
New York, New York

Officers and directors as a group (11 people) ..   6,587,138              20.7%

----------
*    Represents less than 1 percent.

(1) Includes shares issuable upon exercise of both options and warrants which are currently exercisable or which may be acquired within 60 days and shares issuable upon conversion of the Series A, Series B and Series C
     Preferred Stock (12.36 for the Series A Preferred Stock, 20.57 for the Series B Preferred Stock and 285.71 for the Series C Preferred Stock).

(2) Includes 100,000 shares issuable upon conversion of 350 shares of Series C Preferred Stock. Includes 1,161,950 shares issuable upon exercise of options and warrants, which are currently exercisable or which may be acquired within 60 days.

(3) Includes 20,570 shares issuable upon conversion of 1,000 shares of Series B Preferred Stock and 71,428 shares issuable upon conversion of 250 shares of Series C Preferred Stock. Includes 1,118,750 shares issuable upon exercise of options and warrants, which are currently exercisable or which may be acquired within 60 days. Includes 198,062 shares beneficially owned by Mr. Bologna's spouse.

(4) Includes 71,428 shares issuable upon conversion of 250 shares of Series C Preferred Stock. Includes 108,750 shares issuable upon exercise of warrants which are currently exercisable or which may be acquired within 60 days. Additionally, Mr. Apostolakis has filed a schedule 13D as he may be deemed to have acted as a member of a group with other shareholders (see footnote 6 herein).

(5) Includes shares issuable upon exercise of options, which are currently exercisable or which may be acquired within 60 days, to purchase 75,000 shares with respect to Mr. Weinberg, 145,000 shares with respect to Dr. de Ziegler, 120,000 shares with respect to Dr. Blondeau, 250,000 shares with respect to Dr. Levine, 22,000 shares with respect to Dr. Carvais and 25,000 shares with respect to Mr. Strauss.

(6) Based on a Schedule 13D dated July 6, 1998, as amended by an Amendment No. 1 to Schedule 13D dated July 16, 1998, an Amendment No. 2 dated October 2, 1998, an Amendment No. 3 dated November 4, 1998 and an Amendment No. 4 dated December 14, 1998, Messrs. James J. Apostolakis, David Ray and Bernard Marden and, by reference to a Schedule 13D separately filed by David M. Knott, Mr. Knott and certain affiliated entities and, by reference to a Schedule 13D dated separately filed by Mr. Campbell, Mr. Campbell may be deemed to have acted together as a group for certain purposes. The information contained in the Schedule 13D reflects that Messrs. Apostolakis, Ray and Marden beneficially own 935,900, 214,000 and 375,700 shares of the Company's Common Stock, respectively. And each has sole voting and dispositive power with respect to all shares beneficially owned by such person. Such persons have indicated that their filings do not constitute an admission that they are members of a "group" for any purpose.

(7) Based on a Schedule 13D dated July 6, 1998, as amended by an Amendment No. 1 to Schedule 13D dated October 2, 1998, an Amendment No. 2 dated November 23, 1998 and an Amendment No. 3 dated December 14, 1998, an Amendment No. 4 dated January 19, 1999 and an Amendment No. 5 dated January 27, 1999, Mr. Knott, Knott Partners, L.P., Dorset Management Corporation and Matterhorn Offshore Fund Limited, along with Messrs. Apostolakis, Ray, Marden and Campbell, may be deemed to have acted together as a group for certain purposes. Such persons have indicated, however, that their filings do not constitute an admission that they are members of a "group" for any purpose. The information contained in the Schedule 13D reflects that Mr. Knott beneficially owns 1,397,828 shares of the Company's Common Stock and (a) individually (i) has the sole power to vote and to dispose of (1) 52,120 shares of the Company's Common Stock held in his and his IRA's accounts and
     (2) 801,008 shares held in the account of Knott Partners, L.P., and (ii) shares with the respective account owners the power to dispose of (but not to vote) 600 shares held by the accounts of Mrs. Knott and her IRA, and (b) as President of Dorset Management Corporation (i) has the sole power to vote and dispose of 448,100 shares of the Company's Common Stock and (ii) shares with the respective account owner the power to vote and dispose of 96,100 shares held in the account of Matterhorn Offshore Fund Limited.

(8) Based on a Schedule 13D dated November 4, 1998, as amended by an Amendment No. 1 dated December 14, 1998, and an Amendment No. 2 dated December 18, 1998, Mr. Campbell, and Messrs. Apostolakis, Ray, Marden and Knott and certain affiliated entities may be deemed to have acted together as a group for certain purposes. The information contained in the Schedule 13D reflects that Mr. Campbell beneficially owns 1,412,600 shares of the Company's Common Stock and has sole voting and dispositive power with respect to all shares beneficially owned by such person. Additionally, Mr. Campbell individually owns 42,500 shares of Common Stock and a trust estate for the benefit of Mr. Campbell's children owns 30,000 shares of Common
     Stock (as to which Mr. Campbell disclaims beneficial ownership). Mr. Campbell expressly disclaims beneficial ownership of any Common Stock beneficially owned by Messrs. Apostolakis, Ray, Marden or any other person. Such persons have also indicated that their filings do not constitute an admission that they are members of a "group" for any purpose. TC Management, as the general partner of Windsor LP and manager of the TC Managed Account, may be deemed to beneficially own the shares directly owned by Windsor LP and the TC Managed Account. TC Management, Windsor LP and TC Managed Account own 1,382,600, 1,238,800 and 101,300 shares of the Company's Common Stock, respectively.

As of April 15, 1999, the Company knows of no persons other than shown above who beneficially own or exercise voting or dispositive control over 5% or more of the Company's outstanding Common Stock.

                             EXECUTIVE COMPENSATION

     The tables, graph and descriptive information set forth below are intended to comply with the Securities and Exchange Commission compensation disclosure requirements applicable to, among other reports and filings, annual reports on Form 10-Ks. This information is being furnished with respect to the Company's Chief Executive officer ("CEO") and its four other executive officers, other than the CEO, whose salary and bonus exceeded $100,000 for the most recent fiscal year (collectively, the "Executive Officers").


                           Summary Compensation Table

                                                                                                   Long-Term
                                                                       Annual Compensation        Compensation
                                                                       --------------------       -------------
                                                                                                   Securities
                                                                                                   Underlying
Name and Principal Position                           Year                    Salary                 Options
-------------------------                             -----                  ---------              ---------
Norman M. Meier ...................................   1998                   $400,000                250,000
     President and Chief                              1997                    301,000                250,000
     Executive Officer                                1996                    250,000                150,000

William J. Bologna ................................   1998                    400,000                250,000
     Chairman of the Board                            1997                    294,000                250,000
                                                      1996                    250,000                150,000

Nicholas A. Buoniconti (1) ........................   1998                    231,250                     --
     Vice Chairman and                                1997                    237,000                400,000
     Chief Operating Officer                          1996                    200,000                     --

Dominique de Ziegler ..............................   1998                    221,800                 25,000
     Vice President-                                  1997                    221,800                 25,000
     Pharmaceutical Development                       1996                    203,500                 15,000


Howard L. Levine (2) ..............................   1998                    279,198                 50,000
     Vice President-                                  1997                     82,500                     --
     Research and Development                         1996                         --                     --

----------
(1) Nicholas A. Buoniconti resigned from his positions as Vice Chairman and Chief Operating Officer, effective October 8, 1998.
(2) Howard L. Levine was elected as Vice President -- Research and Development on September 29, 1997.

                            Option Grants During 1998

                                      Number of      % of total
                                      Securities       Options                                        Grant
                                      Underlying     Granted to       Exercise                        Date
                                       Options        Employees         Price       Expiration       Present
Name                                    Granted        in 1998         ($/Sh)          Date         Value (1)
-----                                  ---------      ---------       --------       ---------     -----------
Norman M. Meier .....................   250,000         33%            $11.63         3/2/08        $1,227,025
William J. Bologna ..................   250,000         33%             11.63         3/2/08         1,227,025
Nicholas A. Buoniconti ..............        --         --                 --             --                --
Dominique de Ziegler ................    25,000          3%             11.63         3/2/08           122,703
Howard L. Levine ....................    50,000          7%             11.63         3/2/08           245,405

----------
(1) The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following: (i) an exercise price equal to the fair market value of the underlying stock on the date of grant, (ii) an option term of three years, (iii) an interest rate of 6% that represents the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the expected option term,
     (iv) volatility of 55% calculated using daily stock prices for the two-year period ending on December 31, 1997 and (v) no annualized dividends paid with respect to a share of Common Stock at the date of grant. The ultimate values of the options will depend on the future price of the Company's Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's Common Stock over the exercise price on the date the option is exercised.

    Aggregated Option Exercises During 1998 and Fiscal Year End Option Values

                                                           Number of Securities         Value of Unexercised
                                                          Underlying Unexercised            In-the-Money
                                                                Options at                   Options at
                                  Shares                     December 31, 1998            December 31, 1998
                                 Acquired    Value     ---------------------------------------------------------
Name                           On Exercise  Realized   Exercisable   Unexercisable   Exercisable   Unexercisable
----                           -----------  --------   -----------   -------------   -----------   -------------
Norman M. Meier ..............       --        $--        830,000        340,000          $--           $--

William J. Bologna ...........       --         --        830,000        340,000           --            --

Nicholas A. Buoniconti .......       --         --      1,247,500             --           --            --

Dominique de Ziegler .........       --         --        120,000         25,000           --            --

Howard L. Levine .............       --         --        200,000         50,000           --            --

Employment Agreements

     In January 1996, the Company entered into five-year employment agreements with each of William J. Bologna and Norman M. Meier, to serve as Chairman and President of the Company, respectively. Pursuant to their respective employment agreements, each such employee is entitled to a base salary of $250,000. In addition, each such employee was granted options to purchase 150,000 shares of the Company's Common Stock at an exercise price of $7.25. Pursuant to the terms of such agreements, each employee has agreed to dedicate his services on a substantially full-time basis and has agreed for the term of his agreement and for two years thereafter not to compete with the Company. The employment agreements were amended effective September 15, 1997 to increase the base salary to $400,000. Messrs. Bologna and Meier agreed to a voluntary 25% reduction in base salary for the six month period ending June 30, 1999.

     In April 1997, the Company entered into a four-year employment agreement with Nicholas A. Buoniconti, to serve as Vice Chairman and Chief Operating Officer of the Company. Pursuant to this agreement, Mr. Buoniconti was paid an annual salary of $200,000. As additional compensation, Mr. Buoniconti was granted an option to purchase 150,000 shares of the Company's Common Stock at an exercise price of $11.88 per share, which option vests over four years. Pursuant to the terms of such agreement, Mr. Buoniconti had agreed to dedicate his services on a substantially full-time basis and has agreed for the term of his agreement and for two years thereafter not to compete with the Company. The employment agreement was amended effective September 15, 1997 to increase the base salary to $300,000. In October 1998, the Company and Mr. Buoniconti entered into a further amendment to Mr. Buoniconti's employment agreement. Under the terms of this amendment, in order to permit him to devote more time to interests outside of the Company, Mr. Buoniconti resigned from his position as Chief Operating Officer and Vice-Chairman of the Board of Directors and agreed not to seek re-election as a director of the Company at the Company's 1998 Annual Meeting of Stockholders. By the terms of the October 1998 Agreement, Mr. Buoniconti agreed to serve the Company in a part-time capacity, devoting approximately five hours per month to such duties as will be determined by the Board of Directors. By the terms of the October 1998 Agreement, Mr. Buoniconti received his base salary and his automobile allowance pursuant to the terms of his employment agreement, as amended to date, through December 31, 1998. From January 1, 1999 through April 15, 2001 (the date of expiration of his original employment agreement), Mr. Buoniconti's compensation will be decreased to the rate of $500 per month and he will no longer be entitled to an automobile allowance. By the terms of the October 1998 Agreement, in addition, options to purchase shares of the Company's Common Stock granted to Mr. Buoniconti under the Company's 1988 Stock Option Plan will continue to remain exercisable in accordance with the terms of the 1988 Stock Option Plan. Options granted to Mr. Buoniconti under the Company's 1996 Long-Term Performance Plan which did not vest by October 18, 1998 have been cancelled. If, prior to such date, Mr. Buoniconti exercised any options which already vested under the 1996 Long-Term Performance Plan, an equal number of unvested options immediately vested on a one-for-one basis in the order such options would otherwise have vested. Pursuant to the terms of the 1996 Long-Term Performance Plan, any vested options will remain exercisable by Mr. Buoniconti until the tenth anniversary of their respective dates of grant.

     In July 1995, the Company entered into a three-year employment agreement with Dominique de Ziegler, to serve as Director of Research Development. Pursuant to this agreement, Dr. de Ziegler was paid an annual salary of $203,500. As additional compensation, Dr. de Ziegler was granted options to purchase 25,000 shares of the Company's Common Stock at an exercise prices of $7.25 per share. Pursuant to the terms of such agreement, Dr. de Ziegler agreed to dedicate his services on a substantially full-time basis and has agreed for the term of his agreement and for two years thereafter not to compete with the Company. Dr. de Ziegler's contract expired in July 1998. For the calendar years 1997 and 1998, Dr. de Ziegler's salary was increased to $221,800.

     The exercise price of all of the options granted pursuant to the aforementioned employment agreements are based on the closing price of the Company's Common Stock on the American Stock Exchange on the day of grant.


Compensation/Stock Option Committee Report

     The principal elements of the Company's executive compensation program include base salary, annual incentive compensation and long-term incentive compensation. Historically, as a result of the size and development stage of the Company, the Company's compensation policies and practices have been informal and subjective and have not been tied to the Company's financial performance.

     Under the supervision of the Compensation/Stock Option Committee, the Company is continuing to develop compensation policies and programs which seek to align closely the financial interests of the Company's senior management with those of the Company and its stockholders, as well as to retain, motivate and reward talented executives who are essential to the Company's long term success within a highly competitive industry. In this regard, the Compensation/Stock Option Committee has from time to time engaged outside consultants to help it analyze competitive compensation levels paid to senior executives and the appropriateness of granting stock options in lieu of other benefits (i.e., cash, pension, profit sharing, etc.). Based upon the recommendation of these consultants and upon its own internal discussion and review, the Compensation/Stock Option Committee has established a compensation program which is designed to provide executives with base salaries competitive with comparable companies in the pharmaceutical industry, as well as incentive based compensation to be awarded upon the achievement of strategic and financial goals of the Company. The Compensation/Stock Option Committee reviews periodically compensation criteria to ensure that they are consistent with the Company's ultimate objective of enhancing stockholder value.

     Base Salary. The base salaries of each of the named executive officers are as stated in their individual employment contracts. In 1997, the employment agreements of Messrs. Bologna, Meier and Buoniconti were amended to increase their base salary compensation to $400,000, $400,000 and $300,000, respectively. In October 1998, Mr. Buoniconti resigned from his position as Chief Operating Officer and Vice Chairman of the Board of Directors. Effective January 1, 1999 Mr. Buoniconti will serve the Company in a part-time capacity, devoting approximately five hours per month to the Company at a salary of $500 per month. For the first six months of 1999, Messrs. Bologna and Meier have voluntarily agreed to reduce their base salary by 25%.

     Annual Incentive Compensation. During 1993, the Company's stockholders approved an Incentive Compensation Plan covering all employees pursuant to which the Company will award an aggregate of 5% of the Company's pretax earnings for any year to designated Company employees. As a result of the net loss in 1998, no amounts were awarded for 1998.

     Long-term Performance Compensation. Under the 1996 Long-term Performance Plan the Committee grants stock options to senior management and certain key employees. The amount of the grants are based on individual performance, including managerial effectiveness, initiative, teamwork and quality control, and are at such amounts as reflect what the Committee believes are necessary to attract, retain and motivate senior management and other key employees and historically have not been tied to the Company's financial performance. Through the grant of stock options, the objective of aligning senior management's long-range interests with those of the Company and its stockholders are met by providing the executive officers with the opportunity to continue to build a meaningful stake in the Company.

     As additional compensation, in March 1998, Messrs. Meier and Bologna were each granted options to purchase 250,000 shares of Common Stock at $11.63, and Dr. de Ziegler and Dr. Levine were in March 1998, granted options to purchase 25,000 shares and 50,000 shares, respectively, of Common Stock each at $11.63 per share.

     Section 162(m). With certain exceptions, Section 162(m) of the Code denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year. The Company believes that options granted pursuant to the 1988 Stock Option Plan should qualify for a special transition rule which exempts from the deduction limitations of Section 162(m) compensation paid under certain previously approved plans. One such exception (the "Exemption") applies to certain performance-based compensation provided that such compensation has been approved by stockholders in a separate vote and certain other requirements are met. The Company believes that Stock Options and SARs as well as Restricted Stock awards that constitute Performance Based Awards granted under the 1996 Long-term Performance Plan qualify for the Exemption.

                                   COMPENSATION AND STOCK OPTION COMMITTEE




                                   Dr. Irwin L. Kellner, Chairman, Lila E.
                                   Nachtigall, M.D. & Robert S. Strauss

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation/Stock Option Committee serving at any time during 1998 were Dr. Irwin L. Kellner, Chairman/Director; Lila E. Nachtigall, Director; and Robert S. Strauss, Director. There were no interlocks during 1998 between any member of the Compensation/Stock Option Committee and any other company.

                     COMPARATIVE PERFORMANCE BY THE COMPANY

     The Securities and Exchange Commission requires the Company to present a chart comparing the cumulative total stockholder return on its Common Stock with the cumulative total stockholder return of (i) a broad equity market index, and
(ii) a published index or peer group. The following chart compares the Common Stock with (i) the Russell 2000 Index, and (ii) a group of public pharmaceutical companies, and assumes an investment of $100 on January 1, 1994 in each of the Common Stock, the stocks comprising the Russell Index and the stocks of the pharmaceutical companies.


                Comparison of Five-Year Cumulative Total Return*
   Columbia Laboratories, Inc., Russell 2000 Index And Value Line Drugs Index
                     (Performance Results Through 12/31/98)


[THE FOLLOWING TABLE WAS REPRESENTED BY A LINE GRAPH IN THE PRINTED MATERIALS.]

                                     1993        1994        1995        1996        1997        1998
                                     ----        ----        ----        ----        ----        ----
Columbia Laboratories, Inc.        $100.00      $85.42     $150.00     $241.67     $291.67      $51.05
Russell 2000 Index                 $100.00      $90.02     $125.89     $146.59     $179.13     $174.23
Drugs                              $100.00     $104.35     $186.74     $246.97     $424.00     $631.60

Assumes $100 invested at the close of trading 12/93 in Columbia Laboratories, Inc. common stock, Russell 2000 Index, and Drugs .

*    Cumulative total return assumes reinvestment of dividends.

----------
(1) The total return for each of the Company's Common Stock, the Russell 2000 Index and the pharmaceutical companies assumes the reinvestment of dividends, although dividends have not been declared on the Company's Common Stock.

(2) The pharmaceutical companies include: American Home Products, Amgen, ALZA Corp., Biogen Inc., Bristol-Myers Squibb, Chiron Corp., Forest Labs, Genetech, Gensia Pharmaceuticals, Genzyme, Glaxo, ICN Pharmaceutical, IVAX Corp., Eli Lilly, Marion Merrell Dow, Merck, Mylan Labs, Novo-Nordisk, Pfizer, Rhone-Poulenc Rorer, Roberts Pharmaceutical, Smith Kline Beecham, Schering-Plough, Upjohn, Warner-Lambert and Xoma.

                             ADDITIONAL INFORMATION

Independent Public Accountants

     On January 7, 1999, the Board of Directors of Columbia Laboratories, Inc. approved the engagement of Goldstein Golub Kessler LLP as the Company's independent certified public accountants to audit the Company's consolidated financial statements for the fiscal year ended December 31, 1998. During the last two fiscal years and each subsequent interim period, the Company has not consulted with Goldstein Golub Kessler LLP regarding the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements or on any matter that was the subject of a disagreement or a reportable event.

     Simultaneously with the approval of the Company's new accountants, the Board of Directors dismissed Arthur Andersen LLP as the Company's independent certified public accountants. During the two most recent fiscal years or any subsequent interim period, there have been no adverse opinions, disclaimers of opinion or qualifications or modifications as to uncertainty, audit scope or accounting principles regarding the reports of Arthur Andersen LLP, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure of a nature which if not resolved to the satisfaction of Arthur Andersen LLP would have caused it to make reference to the subject matter of such disagreement in connection with its report.

     It is anticipated that a representative of Goldstein Golub Kessler LLP will be attending the Annual Meeting.

Certain Relationships and Related Transactions

     During 1993, the Company loaned Messrs. Meier and Bologna, $80,000 and $110,350, respectively. The notes, which bear interest at 10% per annum and are unsecured but with full recourse, were due on or before December 7, 1996. The due dates of these notes were extended through December 7, 1999. At December 31, 1998 the balances including interest were $121,806 and $166,833, respectively.

     In January 1999, the Company raised approximately $6.4 million, net of expenses from the issuance and sale of Series C Convertible Preferred Stock ("Preferred Stock"). The Preferred Stock, sold to twenty-four accredited investors, has a stated value of $1,000 per share. The Preferred Stock is convertible into common stock at the lower of: (i)$3.50 per common share (based on 125% of the average of the five day's closing bid prices immediately preceding the transaction) and (ii) 100% of the average of the closing prices during the three trading days immediately preceding the conversion notice. If conversion is based on the $3.50 conversion price, conversion may take place after the underlying common stock is registered. If conversion is based on the alternative calculation, conversion cannot take place for fifteen months. The Preferred Stock pays a 5% dividend, payable quarterly in arrears on the last day of the quarter. In addition, each investor received warrants to purchase 35 shares of stock at $3.50 per share for each $1,000 invested.

     Investors in the Preferred Stock transaction included Norman M. Meier, the Company's President and Chief Executive Officer, William J. Bologna, the Company's Chairman of the Board and James J. Apostolakis, the Company's Vice Chairman of the Board who invested $350,000, $250,000 and $250,000, respectively. In addition, Mr. Apostolakis was issued a warrant to purchase 100,000 shares of the Company's common stock at $4.81 per share for his assistance in the placement of the Preferred Stock. In connection with the issuance of the Preferred Stock, the Company received two notes receivable from Messrs. Meier and Bologna for $350,000 and $250,000, respectively.
The notes bear interest and 5% per annum and are due July 28, 1999.

     There are no interlocks between the Company and any other companies.

Certain Other Transactions

     In December 1998, the Company, along with Messrs. Bologna and Meier, entered into an Agreement (the "Agreement") with Messrs. Apostolakis, Ray, Marden, Campbell, Knott and Knott Partners, L.P. (collectively, the "Signing Stockholders") pursuant to which the Company has agreed to take certain actions with respect to the nomination of directors to the Board of Directors, the composition of committees of the Board of Directors and certain other matters during the period from the date of the Agreement until immediately preceding the 2000 Annual Meeting of Stockholders (the "Term"). In addition, the Signing Stockholders have agreed that they will not engage in proxy contests and certain other stockholder actions during the Term and will vote their Common Stock consistent with the terms of the Agreement, as more fully described below.

     Pursuant to the Agreement, the Board of Directors will initially consist of eight persons, five persons designated by the Company (referred to as the "Incumbent Designees") and three persons designated by the Signing Stockholders (referred to as the "New Designees"). The Incumbent Designees to be nominated at the Annual Meeting are Messrs. Bologna, Meier and Strauss and Drs. de Ziegler and Carvais, and the New Designees to be nominated are Mr. Apostolakis and Drs. O'Donell and Oskowitz. The Company has also agreed to use its best efforts to nominate each of the Incumbent Designees and the New Designees for election to the Board of Directors at the 1999 Annual Meeting of Stockholders (the "1999 Meeting"), to recommend to its stockholders that the each of these designees is elected to the Board of Directors and to effectuate their election to the Board of Directors.

     Under the terms of the Agreement, the Company may increase the Board by one member to include as a member one additional person designated by the Company. In addition, the Company will increase the Board by one additional member if the Signing Stockholders designate a fourth person within a specified time period after the date of the Agreement, which person is subject to the approval of a majority of the Incumbent Designees, such approval not to be unreasonably withheld. The Company has agreed not to otherwise change the size of the Board of Directors without the consent of a majority of the New Designees.

     If, however, the aggregate number of shares of the Company's Common Stock beneficially owned by the Signing Stockholders: (a) falls below 9% of the outstanding shares of Common Stock, the Signing Stockholders will have the right to designate only two (2) persons for nomination to the Board of Directors at the next annual meeting of stockholders; (b) falls below 6% of the outstanding shares of Common Stock, the Signing Stockholders will have the right to designate only one (1) person for nomination to the Board of Directors at the next annual meeting of stockholders; and (c) falls below 5% of the outstanding shares of Common Stock, the Signing Stockholders will not have the right to designate any persons for nomination to the Board of Directors at the next annual meeting of stockholders. The number of persons which the Signing Stockholders has the right to designate pursuant to clause (a) and clause (b) above will be increased by one (1) person if the Company has increased the size of the Board to include the person designated as the additional designee by the Signing Stockholders.

     Pursuant to the Agreement, even if the Signing Stockholders's share ownership falls below 5% of the outstanding shares of Common Stock, the Company will continue to nominate Mr. Apostolakis to serve on the Board at the 1999 Meeting as long as Mr. Apostolakis (and any entities as to which he has claimed beneficial ownership in his current Schedule 13D) beneficially owns at least 80% of the number of outstanding shares of Common Stock reported as beneficially owned by him in Amendment No. 3 to his Schedule 13D at all times during the Term.

     Should a vacancy arise on the Board of Directors, the vacancy will be filled by the group which originally designated for nomination the person who has ceased to be a director. If, however, a vacancy is created because one of the New Designees resigns at a time when the Signing Shareholders have lost the right to designate one or more persons to the Board of Directors at the 1999 Meeting because their ownership of Common Stock has decreased as provided above, the Incumbent Designees will elect a person to fill the vacancy caused by such resignation.

     Notwithstanding the above, if Mr. Strauss resigns from the Board of Directors at any time when the Company's additional designee is on the Board of Directors or the Signing Stockholders' additional designee is not on the Board of Directors, no action will be taken to replace Mr. Strauss, and the number of members of the Board of Directors will be reduced by one member. If, however, Mr. Strauss resigns from the Board of Directors at any time when the Company's additional designee is not a member of the Board of Directors and the Signing Shareholders' additional designee is on the Board of Directors, a vote of the majority of the entire Board of Directors will be required to fill the vacancy caused by Mr. Strauss's resignation, and thereafter the same vote will be required to approve and elect any successor to the person so elected to replace Mr. Strauss, or any of such person's immediate or subsequent successors.

     Any vacancy created on the Board of Directors because one of the New Designees resigns from the Board of Directors, and at such time, the Signing Stockholders have lost their right to designate one or more persons to the Board of Directors at the 1999 Meeting because of the reduction in stock ownership described above, the Incumbent Designees will elect a person to fill the vacancy caused by such resignation.

     Pursuant to the Agreement, the Signing Stockholders have agreed they will vote (a) in favor of the election of the Incumbent Designees to the Board of Directors at the 1998 Annual Meeting and the 1999 Meeting, and any other persons nominated and recommended by the Board of Directors of the Company in any other election of directors and (b) in a manner consistent with the recommendation of the Board of Directors with respect to any other matter brought before stockholders of the Company (whether at a meeting or by written consent) other than a vote with respect to a business combination, sale, lease or exchange of property and assets, recapitalization, authorization or issuance of securities or dissolution involving the Company.

     In addition, for a period of twelve (12) months following the succession to office of the New Designees, the Signing Stockholders will not take any action to remove or seek the removal of Bologna as Chairman of the Board of Directors and Meier as President and Chief Executive Officer. The Signing Stockholders have also agreed that they will not (a) participate in any proxy contests or in any other 13D group, (b) make any proposal or bring any business before any meeting of Stockholders, or (c) call or seek to call any special meeting of stockholders.

     The Company has agreed that during the Term, the Audit Committee and the Compensation Committee will each consist of one of the Incumbent Designees, one of the New Designees and Mr. Strauss (or his successor). There will be no executive committee of the Board of Directors or other committee to which the Board of Directors may otherwise delegate all or any substantial portion of its authority.

     Effective at the 1998 Annual Meeting, the By-Laws of the Company are to be amended and restated to provide that (a) a supermajority (75%) vote of whole board is required to elect anyone other than Bologna as Chairman and Meier as President and/or Chief Executive Officer for the duration of the Term, (b) a supermajority (75%) vote of whole board is required to remove the Chairman or President for cause and supermajority (66.7%) vote is required to remove Chairman or President without cause, (c) not less than six (6) regular board meetings are to be called by the Chairman or President annually, and (d) no executive or similar committee will be formed.

     The Company has agreed to pay up to $60,000 of the Signing Stockholders' reasonable and documented legal fees and expenses incurred by it in connection with the negotiation of the Agreement not later than five (5) months after the date of the Agreement.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and any persons who own more than ten percent of the Company's Common Stock, to file reports of initial ownership of the Company's Common Stock and subsequent changes in that ownership with the Securities and Exchange Commission and the American Stock Exchange, Inc. Officers, directors and greater than ten-percent beneficial owners are also required to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, the Company believes that during the 1998 fiscal year two Form 4 filings were filed late, however, all remaining filings of Forms 3, 4 and 5 were made on a timely basis.


                                     GENERAL

     The Board of Directors of the Company knows of no other matters other than those stated in this Proxy Statement which are to be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted on any such matter in accordance with the judgement of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

     The cost of solicitation of proxies, including expenses in connection with the preparation and mailing of this Proxy Statement, will be borne by the Company. The Company has retained Corporate Investors Communications, Inc. ("CIC") to aid in the solicitation of proxies. For their services CIC will receive a fee estimated at $6,000, plus reimbursement of reasonable out-of-pocket expenses. The Company does not otherwise expect to pay any compensation for the solicitation of proxies, but will reimburse brokers and nominees for their reasonable expenses for sending proxy material to principals and obtaining their proxies. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone or other means of communication.

     The Company will provide, without charge, to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of the Annual Report of the Company on Form 10K for the year ended December 31, 1998 (as filed with the Securities and Exchange Commission), including the financial statements and schedules thereto. All such requests should be directed to David
L. Weinberg, Vice President-Finance and Administration, 2875 Northeast 191 Street, Aventura, Florida 33180.


                              STOCKHOLDER PROPOSALS

     All proposals of stockholders to be included in the Proxy Statement in reliance on Rule 14a-8 of the Exchange Act to be presented at the 2000 Annual Meeting of Stockholders must be received by the Company not later than December 31, 1999, in such form as is required by the rules and regulations promulgated by the Securities and Exchange Commission. A proposal submitted by a stockholder outside of the process of Rule 14a-8 for the 2000 Annual Meeting of Stockholders will not be considered timely unless notice of such proposal is received by the Company prior to January 31, 2000. The proxy to be solicited on behalf of the Company's Board of Directors for the 2000 Annual Meeting of Stockholders may confer discretionary authority to vote on any such proposal not considered to have been timely received that nonetheless properly comes before the 2001 annual meeting.

                                       By Order of the Board of Directors

                                       /s/ David L. Weinberg

                                       David L. Weinberg
                                       Secretary

Date: April 28, 1999

                              FOLD AND DETACH HERE
--------------------------------------------------------------------------------

                          COLUMBIA LABORATORIES, INC.
                 ANNUAL MEETING OF STOCKHOLDERS -- JUNE 2, 1999
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                         OF COLUMBIA LABORATORIES, INC.

     The undersigned hereby appoints each of William J. Bologna and Norman M. Meier as Proxies, each with the power to appoint a substitute, to represent and to vote, with all the powers the undersigned would have if personally present, all the shares of Common Stock $.01 par value per share, or, as the case may be, shares of Series A and Series B Convertible Preferred Stock, $.01 par value per share, of Columbia Laboratories, Inc. (the "Company") held of record by the undersigned on April 15, 1999 at the Company's Annual Meeting of Stockholders to be held on June 2, 1999, or at any adjournment or adjournments thereof.

1. Election of Directors:

|_| FOR all nominees listed below           |_| WITHHOLD AUTHORITY
    (except as marked to the                    to vote for all nominees
    contrary below).                            listed below.


----------------------------------------------------------------------
(INSTRUCTIONS: to withhold authority to vote for any individual nominee, write that nominee's name in the space provided above.)

NOMINEES:
James  J.  Apostolakis,   William  J.  Bologna,  Jean  Carvais,  M.D.,
Dominique de Ziegler, M.D., Norman M Meier, Denis M. O'Donnell, M.D., Selwyn P. Oskowitz, M.D., and Robert C. Strauss.

In their discretion, the Proxies are authorized to vote upon such other business as may come before the Meeting.

               (continued and to be signed, on the reverse side.)

                              FOLD AND DETACH HERE
--------------------------------------------------------------------------------

(continued from other side)

This Proxy, when properly executed, will be in the manner directed herein by the undersigned stockholder. If no direction is made, the Proxy will be voted for
Item 1.


               DATED:
                     -----------------------------------------------------------


               -----------------------------------------------------------------
                                         (Signature)

               -----------------------------------------------------------------
                                (Signature, if held jointly)


               When shares are held jointly, each Stockholder named should sign. If only one signs, his or her signature will be binding. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the Stockholder is a corporation, the President or Vice President should sign in his or her own name, indicating title. If the Stockholder is a partnership, a partner should sign in his or her own name, indicating that he or she is a "Partner."


           PLEASE MARK, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY
                          USING THE ENVELOPE PROVIDED.